Exhibit 10.29
AMERICAN MEDICAL SYSTEMS, INC.
EXECUTIVE VARIABLE INCENTIVE PLAN
For 2009
I. PURPOSE
American Medical Systems, Inc. (AMS) is dedicated to excellence in performance and in creating a strong link between performance and compensation. This Plan is designed to reward senior AMS management team members with performance-based compensation for achieving and surpassing specified company financial goals related to long-term company growth and business improvement. The Plan is intended to align executive incentives with shareholder value drivers of sales growth, operating profit and cash flow.
II. PERFORMANCE MEASURES
Bonus payments under the Plan will be determined by comparing three key corporate performance measures — Net Sales, Net Income and Cash Flow — to budgeted performance established in the 2009 Operating Plan, as approved by the Board. Each of these measures is assessed separately. If there is a material unanticipated event such as an acquisition, actual results may be adjusted to exclude the event for purposes of the Plan, and/or the operating plan may be adjusted to reflect the event. Any such proposed adjustment will be approved by the Compensation Committee of the Board of Directors, with the exception of non-recurring type charges, which management determines should be excluded for external reporting of Non-GAAP financial results (e.g. IPRD charge).
Net Sales performance is 40% of the total target bonus and is evaluated quarterly based upon net sales reported in the applicable earnings release, as adjusted for the impact of currency fluctuations from the original plan, described below. Net Sales performance is measured quarterly on the basis of actual results for the quarter, compared to the operating plan for the quarter to calculate the percentage of weighted achievement. No bonus will be earned with respect to Net Sales performance for a relevant measurement period until 95% of operating plan performance for the relevant period is achieved. Below 95% performance, 0% of the target bonus is paid, at 95% performance, 50% of the target bonus for Net Sales will be paid. Above 95%, the bonus percent increases on a linear scale, with 100% of the target bonus for Net Sales paid at 100% performance compared to the operating plan for the relevant period. Above 100%, the bonus percent also increases on a linear scale in which 10% of bonus is paid for every 1% of incremental Plan achievement and a maximum of two times target bonus for Net Sales is paid at 110% of performance compared to the operating plan for the relevant period. For purposes of this calculation, Net Sales is defined as GAAP-determined Net Revenue, restated to the US Dollar equivalent net sales, using the exchange rates established for use in the 2009 operating plan, a table of which is published as part of the operating plan for the given year.
Net Income performance is 30% of the total target bonus and is evaluated quarterly based upon net income reported in the applicable earnings release. Net Income performance is measured quarterly on the basis of actual results for the quarter, compared to the operating plan for the quarter to calculate the percentage of achievement. No bonus will be earned with respect to Net Income performance for a relevant measurement period until 90% of operating plan performance for the relevant period is achieved. At 90% performance, 0% of the target bonus for Net Income will be paid. Above 90%, the bonus percent increases on a linear scale, with 100% of the target bonus for Net Income paid at 100% performance compared to the operating plan for the relevant period. Above 100%, the bonus percent also increases on a linear scale in which 10% of bonus is paid for every 1% of incremental Plan achievement and a maximum of two times target bonus for Net Income is paid at 110% of performance compared to the operating plan for the relevant period. For purposes of this calculation, Net Income will not be adjusted for foreign exchange fluctuations and will exclude non-recurring charges, as described above.
Cash Flow, defined as net cash provided by operating activities, less capital expenditures, is 30% of the total target bonus and is evaluated annually based upon results reported in the applicable earnings release. No bonus will be earned with respect to Cash Flow performance for the year if actual results are less than 85% of the operating plan for this measure. Above 85%, the bonus percent increases on a linear scale, with 100% of the target bonus for Cash Flow paid at 100% performance compared to the operating plan for the relevant period. Above 100%, the bonus percent also increases on a linear scale, with 133% of bonus paid at 105% and 167% of bonus paid at 110% and a maximum of two times target bonus for Cash Flow paid at 115% of performance compared to the annual operating plan. Cash Flow will not be adjusted for foreign exchange fluctuations and will exclude non-recurring charges, as described above.
III. BONUS PAYOUT
Target bonus amounts are established for each individual participant in the Plan based upon his/her position. If a Plan participant’s position changes during the year, the individual’s target bonus may be changed, if so approved by the President and CEO and the Compensation Committee. Any change to the target bonus rate should become effective in the quarter following the change.
For each quarter, the actual bonus payout will be equal to 25% of the participant’s annual target, multiplied by the plan achievement percentage for each of Net Sales and Net Income (weighted 40% and 30% respectively). For the fourth quarter, the bonus will also include any full-year payout for Cash Flow, which will represent the full year, weighted 30%.
Bonus payments will be issued as soon as feasible after public filing of the applicable earnings release for a completed quarterly or annual measurement period. In the unlikely event an adjustment occurs to financial results issued as part of the earnings release, prior to filing the applicable Form 10-Q or Form 10-K, the impact of this adjustment would be reflected in the following quarter. The payout for the 4th quarter bonus and full-year bonus for 2009 will occur by March 15, 2010.
IV. PARTICIPATION
The participants in the Plan are as designated for participation by the Compensation Committee, and any new officers and Vice Presidents appointed during the year and approved by the Compensation Committee. Each position has its own target bonus based on market data.
In order to receive payment for the bonus, the executive must be employed through the end of the quarter, for respective quarterly payouts and through the end of the calendar year for annual payouts. If a participant’s employment is terminated for any reason prior to the end of a quarter or year, the unpaid amount will be forfeited unless otherwise determined by the Compensation Committee and, in the case of any executive officer, the Board of Directors.
V. APPROVAL, AUTHORIZATION, AND TERMS
This Plan has been approved by the Compensation Committee of the Board of Directors. Any modifications or adjustments to the Plan must be approved by the Compensation Committee of the Board of Directors.
Participation in the Plan is not an employment contract or any implied assurance of continued employment or any benefit hereunder.